As filed with the Securities and Exchange Commission on March 24, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Deutsche Bank Aktiengesellschaft
(Exact Name of Registrant as Specified in Its Charter)

GERMANY (State or Other Jurisdiction of Incorporation or Organization)	NOT APPLICABLE (I.R.S. Employer Identification Number)
Taunusanlage 12
60325 Frankfurt am Main
Germany
011-49-69-910-00
(Address of Registrant’s Principal Executive Offices)
Deutsche Bank Share Scheme
Deutsche Bank Restricted Equity Units Plan
(Full Title of the Plan)

Peter Sturzinger
Deutsche Bank Americas, c/o Office of the Secretary
60 Wall Street
New York, New York 10005
(212) 250-2500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Robert J. Raymond, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006 (212) 225-2000	Legal Department Deutsche Bank Aktiengesellschaft Taunusanlage 12 60325 Frankfurt am Main Germany 011-49-69-910-00
CALCULATION OF REGISTRATION FEE

		Amount to Be	Proposed Maximum	Proposed Maximum
Name	Title of Securities	Registered	Offering Price Per	Aggregate Offering	Amount of
of Plan	to be Registered	(1)	Share (2)	Price	Registration Fee
Deutsche Bank Share Scheme	Ordinary shares, no par value	3,000,000	$116.23	$ 348,690,000	$ 37,309.83
Deutsche Bank Restricted Equity Units Plan	Ordinary shares, no par value	12,000,000	$116.23	$1,394,760,000	$149,239.32
					$186,549.15

(1)	Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Deutsche Bank Share Scheme and the Deutsche Bank Restricted Equity Units Plan (collectively, the “Plans”) as a result of stock splits, stock dividends or similar adjustments of the outstanding ordinary shares of Deutsche Bank Aktiengesellschaft (the “Registrant”).

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to ordinary shares issuable pursuant to awards not yet granted under the Plan and based upon the average of the high and low prices of the ordinary shares of the Registrant as reported on the New York Stock Exchange on March 20, 2006.

     The purpose of this Registration Statement on Form S-8 is to register securities to be issued under the Deutsche Bank Share Scheme (the “Share Scheme”) and the Deutsche Bank Restricted Equity Units Plan (the “REU Plan” and, collectively, the “Plans”). Pursuant to the Plans, certain employees of Deutsche Bank AG (the “Registrant”) and its subsidiaries have been granted the right to receive ordinary shares, no par value, of the Registrant, subject to the satisfaction of applicable vesting conditions.
     Pursuant to the Addendum to the Registrant’s Executive Fund Tracker Plan, certain eligible participants in the Plans have been granted the opportunity to defer their receipt of ordinary shares thereunder in the calendar year following their deferral election. For these purposes, the Registrant deems the Addendum to be an amendment and continuation of the Plans for such eligible employees. No other securities, under the Executive Fund Tracker Plan or otherwise, are being registered hereunder.
     In addition to the ordinary shares to be issued under the Plans that are registered hereunder, the Registrant has previously registered (i) 16,000,000 ordinary shares issued or to be issued under the Share Scheme and 3,400,000 ordinary shares issued or to be issued under the REU Plan, in each case on its Registration Statement on Form S-8 (Registration No. 333-97257), filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2002, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on July 14, 2004, and (ii) 15,300,000 ordinary shares issued or to be issued under the REU Plan on its Registration Statement on Form S-8 (Registration No. 333-117705), filed with the SEC on July 28, 2004.
PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
     (i) The Registrant’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2005, filed with the Commission on March 23, 2006.
     (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (i) above.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Set forth below is a summary of certain information relating to the Registrant’s share capital and of certain provisions of the Registrant’s Articles of Association and German law. This summary does not purport to be complete and is qualified by reference to the Registrant’s Articles of Association and German law as in effect of the date of this Registration Statement.
     The Registrant’s issued share capital on December 31, 2005 amounted to Euro 1,419,610,291 divided into 554,535,270 no par value ordinary registered shares with a notional value of Euro 2.56 each share.
     Pursuant to the Registrant’s Articles of Association, the Management Board (Vorstand) is authorized, until various dates during the next several years, and with the approval of the Registrant’s Supervisory Board (Aufsichtsrat), to increase the Registrant’s share capital from time to time by up to approximately Euro 554.0 million through the issue of new shares, in part against cash contributions and in part against contributions in kind. In addition, the Articles of Association provide that the share capital has been increased conditionally by up to Euro 197.7 million for issuances of shares relating to certain convertible bonds, participatory certificates and warrants, and relating to certain share option plans.
     Please refer to “Item 10: Additional Information — Memorandum and Articles of Association” of our 2003 Annual Report on Form 20-F for information regarding our share capital.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the Management Board or the Supervisory Board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the Management Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany and for attorneys’ fees incurred in connection with other proceedings.
     Members of the Registrant’s Supervisory Board and Management Board and officers of the Registrant will be covered by customary liability insurance, including insurance against liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):
4.1	English translation of Articles of Association of the Registrant

4.2	Deutsche Bank Share Scheme — Plan Rules Prior to February 1, 2006

4.3	Deutsche Bank Share Scheme — Plan Rules Effective February 1, 2006

4.4	Deutsche Bank Restricted Equity Units Plan — Plan Rules Prior to February 1, 2006

4.5	Deutsche Bank Restricted Equity Units Plan — Plan Rules Effective February 1, 2006

4.6	Deutsche Bank Executive Fund Tracker Plan Rules Addendum to November 30, 2005

4.7	Deutsche Bank Executive Fund Tracker Plan Rules Addendum after November 30, 2005

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature pages)
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfurt, Germany on the 24th day of March, 2006.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Dr. Josef Ackermann

Dr. Josef Ackermann
Chairman of the Management Board

/s/ Dr. Tessen von Heydebreck

Dr. Tessen von Heydebreck
Member of the Management Board
     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of March, 2006.

Signature	Title
Principal Executive Officer

/s/ Dr. Josef Ackermann	Chairman of the Management Board
(Dr. Josef Ackermann)

Principal Financial Officer

/s/ Dr. Clemens Boersig	Chief Financial Officer and
(Dr. Clemens Boersig)	Member of the Management Board

Principal Accounting Officer

/s/ Anthony DiIorio (Anthony DiIorio)	Group Controller

Authorized Representative in the United States:

/s/ Peter Sturzinger
Peter Sturzinger
Deutsche Bank Americas
Office of the Secretary

DIRECTORS:
     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of March, 2006.
POWER OF ATTORNEY
     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints each of Mathias Otto and Joseph C. Kopec, acting jointly, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Dr. Josef Ackermann	/s/ Dr. Clemens Boersig

(Dr. Josef Ackermann)	(Dr. Clemens Boersig)

/s/ Dr. Tessen von Heydebreck	/s/ Hermann-Josef Lamberti

(Dr. Tessen von Heydebreck)	(Hermann-Josef Lamberti)

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	English translation of Articles of Association of the Registrant	Incorporated by reference to Exhibit 1.1 to the Registrant’s 2005 Annual Report on Form 20-F filed March 23, 2006

4.2	Deutsche Bank Share Scheme — Plan Rules Prior to February 1, 2006	Filed herewith

4.3	Deutsche Bank Share Scheme — Plan Rules Effective February 1, 2006	Filed herewith

4.4	Deutsche Bank Restricted Equity Units Plan — Plan Rules Prior to February 1, 2006	Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 (Registration No. 333-117705) filed by the Registrant on July 28, 2004.

4.5	Deutsche Bank Restricted Equity Units Plan — Plan Rules Effective February 1, 2006	Filed herewith

4.6	Deutsche Bank Executive Fund Tracker Plan Rules Addendum Prior to November 30, 2005	Incorporated by reference to Exhibit 4.6 to Post-Effective Amendment No. 1, filed by the Registrant on July 14, 2004, to the Registration Statement on Form S-8 (Registration No. 333-97257) filed by the Registrant on July 29, 2002.

4.7	Deutsche Bank Executive Fund Tracker Plan Rules and Addendum Effective November 30, 2005	Filed herewith

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Independent Registered Public Accounting Firm	Filed herewith

24.1	Power of Attorney	Included on signature pages